Exhibit 5.1

Our ref          YCU/740921-000004/26522246v3

Belite Bio, Inc

12750 High Bluff Drive Suite 475

San Diego, CA 92130

May 30, 2023

Dear Sirs

Belite Bio, Inc

We have acted as Cayman Islands legal advisers to Belite Bio, Inc (the "Company") in connection with an offering (the "Offering") by the Company of (i) 2,000,000 American depositary shares (the "ADSs"), each ADS representing one ordinary share, par value US$0.0001 per share (the "Ordinary Shares"); and (ii) warrants (the "Warrants") to purchase an aggregate of 2,000,000 American depositary shares (the "Warrant ADSs"), each Warrant ADS representing one Ordinary Share, pursuant to a registration statement on Form F-3 (File No. 333-272125) that was filed with the Securities and Exchange Commission (the "Commission") on 22 May 2023, together with the prospectus supplement filed on 30 May 2023 (together, the "Registration Statement").  The Ordinary Shares underlying the ADSs and the Warrant ADSs are referred to as the "Shares".

We are furnishing this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Offering.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 27 March 2018 and the certificate of incorporation on change of name of the Company dated 8 October 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 5 April 2022 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 1 May 2023, 22 May 2023 and 30 May 2023 (collectively, the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 30 May 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The underwriting agreement between the Company and SVB Securities LLC and Cantor Fitzgerald & Co. as the representatives of the several underwriters named in Schedule A thereto and the form of the Warrants (collectively, the "Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the Supreme Court of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of Shares or the Warrants.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.11	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised, and when allotted, issued and paid for as contemplated in the Documents (and, with respect to the Shares underlying the Warrant ADSs, upon exercise of the Warrants in accordance with the terms thereof), the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Documents have been authorised by and on behalf of the Company and, once the Documents have been executed and delivered by an Executive Officer (as defined in the Resolutions), the Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the headings "Cayman Islands Taxation" and "Legal Matters" in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

In this opinion the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference into the Registration Statement and to the reference to our name under the headings "Material Tax Considerations" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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